As filed with the Securities and Exchange Commission on February 3, 2020

Registration Statement No. 333-230766

Registration Statement No. 333-229350

Registration Statement No. 333-221792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment

to

Form S-3 Registration Statement

Under

THE SECURITIES ACT OF 1933

CISION LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 E. Randolph Street

7th Floor

Chicago, Illinois 60601

(301) 459-2827

(Address, including zip code, and telephone number, including area code, for principal executive offices)

Jack Pearlstein

Chief Financial Officer

130 E. Randolph Street

7th Floor

Chicago, Illinois 60601

(301) 459-2827

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerate filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-3 (collectively, the “Registration Statements”) of Cision Ltd. (the “Company”):

•

Registration Statement No. 333-230766, pertaining to the registration of 10,249,240 Company ordinary shares, par value $0.0001 per share (each an “Ordinary Share”), filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2019;

•	Registration Statement No. 333-229350, pertaining to the registration of 5,062,666 Ordinary Shares, filed with the SEC on January 24, 2019; and

•

Registration Statement No. 333-221792, originally filed with the SEC on November 29, 2017 as a Registration Statement on Form S-1 pertaining to the registration of 102,255,099 Ordinary Shares, and subsequently amended, including Post-Effective Amendment No. 4, converting the Registration Statement to Form S-3 pertaining to the registration of 76,072,236 Ordinary Shares, filed with the SEC on August 13, 2018.

On January 31, 2020, Castle Merger Limited (“Merger Sub”), a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Castle Acquisition Limited (f/k/a MJ23 UK Acquisition Limited, “Parent”), a private company limited by shares incorporated in England and Wales merged (the “Merger”) with and into the Company. The Merger was pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2019, by and among the Company, Parent and Merger Sub. The Company continued as the surviving company and a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Ordinary Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Ordinary Shares registered under the Registration Statements, which remained unsold as of the effective time of the Merger. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Ordinary Shares.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister securities, the exhibit disclosure requirements under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on this third day of February, 2020.

CISION LTD.

By:	/s/ Jack Pearlstein
Jack Pearlstein
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.